Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Coil Tubing Technology Holdings, Inc. and Subsidiaries

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated January 31, 2007, relating to the consolidated balance sheet of Coil Tubing Technology Holdings, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005, which report appears in such Registration Statement.  We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC
Skillman, NJ
July 18, 2007